Exhibit 10.1

SEPARATION AGREEMENT,
GENERAL RELEASE AND COVENANT NOT TO SUE

This Separation Agreement, General Release and Covenant Not to Sue (the “Agreement”) is entered into by John C. Belknap (“Belknap”) and National Patent Development Corporation (“NPDC”).  For the purposes of this Agreement, NPDC and all of its affiliates, subsidiaries, predecessors-in-interest, successors-in-interest, parent and related companies and entities collectively shall be referred to hereinafter as the “Company.”  Belknap and the Company agree as follows:

WHEREAS, Belknap and the Company have agreed that Belknap shall resign from his employment as a Vice President of NPDC, shall resign from his seat on the Board of the Directors of NPDC and shall resign from any and all other positions with the Company effective as of June 1, 2010 (the “Separation Date”);

WHEREAS, Belknap and the Company also have agreed to specify the terms and conditions of Belknap’s separation from the Company in this Agreement in order to assist Belknap in his transition from employment and to ensure that neither party commences any legal claims against the other arising from or related to any acts, incidents, events or omissions arising on or before the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Resignation.  Belknap agrees to provide the Company with a written, signed letter of resignation on or before the Separation Date.  Belknap agrees that, in that letter, he shall resign effective as of the Separation Date from his employment with the Company (except to the extent provided for in this Agreement), from his seat on the Board of Directors of the Company, and from any and all other roles and/or positions that he holds with the Company.

2.             Consideration.  In consideration for Belknap signing this Agreement and complying with the promises made herein, the Company agrees to pay to Belknap as severance $140,000, payable in a lump sum as soon as reasonably practicable after the expiration of the Revocation Period set forth below in Section 11 of this Agreement, but in any event no later than the close of the fifth business day following the expiration of the Revocation Period (the “Severance Payment”).  The Severance Payment shall be subject to and reduced by all applicable federal, state and local taxes and withholdings.  Belknap agrees that aside from the Severance Payment and the payments for services and cooperation described in Section 4 of this Agreement (the “Consulting Services”) and the payments for COBRA described in Section 4 hereof, Belknap shall not be eligible for and he shall not receive any other payments, benefits, insurance, options or consideration of any kind from the Company after the Separation Date; provided, however, that nothing herein shall affect any of Belknap’s rights or benefits that vested on or before the Separation Date, such as his 401(k) account balance.  Belknap agrees that as of the Separation Date, any options to acquire shares of NPDC common stock that were awarded to him by the Company and remain unexercised on the Separation Date shall be terminated as of the Separation Date without further consideration by the Company.  The payments to Belknap provided for herein shall continue notwithstanding his death or disability.  In the event of his death the payments shall be made to his estate.

3.             No Consideration Absent Execution of the Agreement.  Belknap understands and agrees that he would not be eligible to receive the Severance Payment set forth above in Section 2, except for his execution of this Agreement and fulfillment of the promises contained herein. Belknap acknowledges and agrees that the Severance Payment set forth in Section 2 constitutes good, valuable and sufficient consideration for all of his obligations set forth in this Agreement. Belknap also agrees that his failure to comply with any of his obligations set forth in this Agreement shall cause him: (a) to forfeit the right to receive any payments for Consulting Services or COBRA, as set forth in Section 4 hereof, and forfeit the right to receive the Severance Payment, or any portion thereof, to the extent that the Severance Payment or any such portion has not yet been paid; and (b) to be obligated to repay to the Company the full amount of the Severance Payment and the full amount of the payments for Consulting Services and COBRA already received by him.

4.             Consulting Services.

(a)           Belknap agrees to, upon the request of the Company, provide the Company with the Consulting Services for a period of twelve (12) months after the Separation Date (the “Consulting Period”).  The Consulting Services shall be provided at a reasonable time and place and to the extent requested by the Company, and may concern any matter related to or arising from any of Belknap’s work or knowledge on behalf of the Company.  In consideration for such Consulting Services, the Company shall pay to Belknap: (i) an aggregate of $35,000, which shall be payable over the period of twelve (12) consecutive months commencing in the month after the expiration of the Revocation Period in monthly installments of $3,000 for each of the first eleven (11) months and $2,000 for the twelfth (12th) month, and (ii) an aggregate of $28,800, which shall be for the purpose of funding Belknap’s COBRA coverage and shall be payable in equal monthly installments over the period of twelve (12) consecutive months commencing in the month after the expiration of the Revocation Period.

(b)           Belknap agrees that he shall not receive any other consideration for the Consulting Services and expressly agrees that during the Consulting Period, he shall not be eligible to receive any bonuses or participate in any of the Company’s benefit programs.  During the Consulting Period, Belknap shall comply with the Covenants set forth in Article 2 of the 2009 Non-Competition Agreement between NPDC and the Merit Group, Inc.  Notwithstanding the foregoing, nothing herein shall prevent Belknap from accepting other employment after the Separation Date and any request by the Company for Consulting Services must be reasonable in light of Belknap’s other responsibilities and commitments.

(c)           Belknap agrees that at the Company’s request, and with reasonable advance notice, he will use his best efforts to consult with, cooperate with and provide reasonable assistance to the Company in any arbitration, litigation, administrative proceeding, regulatory inquiry or other matter that relates to or arises from any of his work or knowledge on behalf of the Company.  Such cooperation shall include, but not be limited to, conferring with the Company’s counsel, attending depositions, making court appearances, and providing other reasonable assistance in all such matters.  In connection therewith, the Company agrees to reimburse Belknap for reasonable and necessary out-of-pocket expenses, such as travel, meals, or lodging that are approved by the Company.

5.             General Release and Waiver of Claims.  In consideration of the mutual promises and covenants set forth herein, the parties hereby provide one another with the following general release and waiver of claims:

(a)           Belknap agrees that he and his heirs, legal representatives and assigns hereby knowingly and voluntarily waive, release and forever discharge, and will not file or cause to be filed against the Company, or any of its employees, officers, directors, managers, agents or representatives (collectively referred to hereinafter as the “Company Releasees”) any claim, lawsuit or complaint, whether known or unknown, asserted or unasserted, suspected or unsuspected, that Belknap may have as a result of any incident, act, event or omission, that has occurred at any time up to and including the date of his signing of this Agreement.  Belknap agrees that among the rights he knowingly and voluntarily waives and releases are his right to bring any claims, lawsuits or complaints against the Company Releasees, arising on or before the date of his signing of this Agreement, under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (including the amendments of the Older Workers Benefit Protection Act of 1990), the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the New Jersey Wage and Hour Laws, the New Jersey Law Against Discrimination, the New Jersey Civil Rights Act, the New Jersey Civil Union Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Domestic Partnership Act, the New Jersey Family Leave Act, the New Jersey Identity Theft Protection Act, the New York State Executive Law, the New York Labor Law, the New York State and New York City Human Rights Laws, the New York Equal Rights Law, the New York Rights of Persons with Disabilities Law, the New York Nondiscrimination Against Genetic Disorders Law, the New York Bias Against Cancer Victims Law, the New York Labor Law, the New York Smokers’ Rights Law, and any other federal, state or local law dealing with discrimination or harassment on any basis, including but not limited to sex, age, race, national origin, sexual orientation, veteran status, marital status, religion, and physical and/or mental disability.  Belknap also agrees that he hereby is waiving and releasing all rights to bring any claims, lawsuits or complaints against the Company Releasees alleging wrongful termination, harassment, unpaid wages, unpaid commissions, unpaid bonuses, unpaid overtime, unpaid accrued vacation pay, breach of contract, breach of the implied covenant of good faith and fair dealing, violation of public policy, negligence, retaliation, misrepresentation, defamation, infliction of emotional distress or any other possible complaint or claim arising on or before the date of Belknap’s signing of this Agreement.  Nothing herein shall prevent or prohibit Belknap from filing a complaint or charge, or participating as a witness, in any matter before any federal, state or local agency (including but not limited to the Equal Employment Opportunity Commission); provided, however, that Belknap agrees that he shall not seek, accept or receive any monetary damages or awards from any such proceeding.  This Section does not limit Belknap’s right to bring any claim, lawsuit, or complaint against the Company seeking to enforce the terms of this Agreement.

(b)           The Company agrees that it hereby knowingly and voluntarily waives, releases and forever discharges, and will not file or cause to be filed against Belknap, his heirs, legal representatives and assigns (collectively referred to hereinafter as the “Belknap Releasees”) any claim, lawsuit or complaint, whether known or unknown, asserted or unasserted, suspected or unsuspected that the Company may have as a result of any incident, act, event or omission that has occurred at any time up to and including the date of the Company’s signing of this Agreement, provided that this provision shall not apply to any fraudulent actions, willful misconduct or intentional wrongdoing by Belknap.  This Section does not limit the Company’s right to bring any claim, lawsuit or complaint against Belknap seeking to enforce the terms of this Agreement.

6.             Covenant Not to Sue. Belknap and the Company each agree not to file or permit to be filed on his/its behalf any claim or lawsuit that is within the scope of, or is barred by or in violation of the General Release and Waiver of Claims set forth above in Section 5 of this Agreement.  This Agreement may and shall be pleaded as a full and complete defense to, and may be used as a basis for an injunction against any action, suit or other proceeding that may be instituted, prosecuted or maintained in breach hereof.  If a party hereto files or makes, or permits to be filed or made on his/its behalf, a lawsuit, charge, complaint, appeal or other claim asserting any claim or demand that is within the scope of the matters released in Section 5 above, whether or not such claim or demand is otherwise valid, in addition to any other rights and remedies which may be available, the defending party shall be entitled to: (i) immediate dismissal of any such claim or demand; (ii) full enforcement of the terms of this Agreement; and (iii) recovery of reasonable attorneys’ fees and all costs incurred in defending such claims.  The parties further agree not to voluntarily participate in, act as a witness, consultant or expert, aid or render assistance, provide information or produce documents in any action at law or proceeding in equity against the other party, unless requested to do so in writing by the other party or unless compelled to do so by force of law.  In the event that a party hereto believes he/it is compelled by force of law to testify or otherwise participate in any action or proceeding against the other party, such party agrees to provide the other party with a copy of the subpoena or other judicial notice which he/it believes compels such participation as promptly as practicable under the circumstances.

7.             Confidential Information and Return of Company Property.  Belknap agrees to maintain as confidential, and not to use or disclose at any time, any non-public, confidential or proprietary information of the Company or relating to the Company, including but not limited to the Company’s financial information, financial assessments, charts, graphs, books, records, guidelines, summaries, reports, analyses, strategies, proprietary software or programs, technical models, pricing models, trade secrets and all other non-public information relating to the Company and/or its clients.  On or before the Separation Date, Belknap shall return to the Company all binders, manuals, notebooks, files, records, tapes (audio, video or otherwise), discs, CD ROMS or other storage mechanisms of documents or information made, used or kept by Belknap in connection with the business of the Company, its clients and prospective clients, marketing prospects, and all copies thereof, which shall be and shall remain solely the property of the Company.

8.             Non-Disparagement.  Belknap agrees not to make any critical or disparaging statements, comments or remarks (oral or written) to any person or entity about the Company, its officers, directors and representatives, any of the Company Releasees, or any of the Company’s products or services, or do anything which would interfere with or harm the business, business prospects or reputation of the Company and/or the Company’s existing or prospective client, vendor or other business relationships; provided, however, that nothing herein shall prohibit or prevent Belknap from providing truthful information when required by legal process.  Similarly, the Company agrees that its officers and directors shall not knowingly make any critical or disparaging statements, comments or remarks (oral or written) to any person or entity about Belknap or his business acumen or abilities, or which would interfere with or harm the business, business prospects or reputation of Belknap; provided, however, that nothing herein shall prohibit or prevent any of the Company’s officers or directors from providing truthful information when required by legal process.

9.             Job Reference.  Belknap agrees that in the event that any prospective future employer requests a reference regarding Belknap’s employment at the Company, Belknap shall direct that request to the Chief Executive Officer of the Company.  The Company agrees that in the event of any such reference request, its Chief Executive Officer shall provide Belknap with a positive reference.

10.           Right To Consult With An Attorney.  Belknap acknowledges that he has been informed in writing that this Agreement is a legal document in which he is waiving certain legal rights and agreeing to certain legal obligations.  Belknap acknowledges that he has read and understands the terms of this Agreement and that he has been advised by the Company to consult with an attorney regarding this Agreement.  Belknap further acknowledges that he has had reasonable and sufficient time to review this Agreement with an attorney of his choice, and that he is voluntarily signing it without duress or coercion on the date indicated below.

11.           Time to Consider Agreement and Revocation.  Belknap acknowledges that he has been informed that he has the right to consider this Agreement for a period of twenty-one (21) calendar days after receiving it before deciding whether or not to enter into this Agreement.  Belknap also acknowledges that he voluntarily has chosen to sign and enter into this Agreement without duress or coercion, and with a full understanding of the meaning and effect of this Agreement, on the date set forth below.  Belknap further acknowledges that has been informed that he can revoke this Agreement within seven (7) calendar days after signing it (the “Revocation Period”), by doing so in writing via certified mail, overnight mail, or facsimile.  Any such revocation must state that it is a revocation of this Agreement, must be in writing and must be delivered within the seven (7) calendar day Revocation Period to:

Day Pitney LLP
7 Times Square
New York, NY 10036-7311
Fax. No.:  212-916-2940
Attn: Frank E. Lawatsch, Esq.

This Agreement will not become effective or enforceable until the Revocation Period has expired.  If the last day of the Revocation Period is a Saturday, Sunday or legal holiday in New York, then the Revocation Period shall not expire until the end of the next following day which is not a Saturday, Sunday, or legal holiday in New York.

12.           Confidentiality of Terms of Agreement.    Except to the extent that the Company makes this Agreement or its terms and conditions pubic, Belknap agrees that the terms and conditions of this Agreement are confidential in nature and that he will not disclose them to anyone other than his immediate family members and his legal or financial advisors.  Belknap also agrees that he will direct his immediate family members and legal and financial advisors to maintain the terms and conditions of this Agreement as confidential.  If at some time in the future Belknap believes that he is required to disclose the terms or conditions of this Agreement by force of law or otherwise, he agrees to notify the Company in writing as promptly as practicable under the circumstances. Belknap agrees that the Company may make this Agreement or its terms and conditions public in its sole discretion.

13.           No Future Right to Employment.  Belknap agrees that the execution of this Agreement is good, sufficient and legal cause for the Company to reject any application by him for employment or re-employment with the Company.  Belknap also agrees that in the event that he ever seeks employment or re-employment with the Company, the Company may refuse his application for any reason or for no reason at all, and he may not and shall not file or pursue any demand, complaint, lawsuit or claim against the Company arising from or related to such refusal.

14.           No Admission of Wrongdoing.  Belknap and the Company agree that this Agreement is not and shall not be considered as an admission of any wrongdoing or liability on the part of Belknap or the Company.

15.           Arbitration of Disputes.  Belknap and the Company agree that any and all disputes related to or arising from this Agreement shall be submitted to binding arbitration.  Any such arbitration shall be conducted in accordance with the American Arbitration Association (“AAA”) Rules for Employment Disputes then in effect, shall take place in New York, NY and shall be conducted before a single neutral arbitrator selected by the AAA.  In any such arbitration, the prevailing party shall be entitled to recover its attorneys’ fees and costs from the other party.  Nothing herein shall prohibit either party from seeking injunctive or equitable relief from the state or federal courts of New York in an effort to prevent an actual or threatened breach of this Agreement or in an effort to obtain specific performance of the terms and conditions of this Agreement.  In any such injunction or equitable proceeding, the parties consent to be subject to the jurisdiction of the state and federal courts located in New York and also consent to an award of attorneys’ fees and costs to the prevailing party.

16.           Severability. Should any provision of this Agreement be declared illegal or unenforceable by any arbitrator or court of competent jurisdiction, the parties hereby jointly request that such provision be modified to the least extent necessary to render it legal and enforceable.  In the event such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  If Belknap at any time seeks and succeeds in having any portion of Sections 5 or 6 ruled to be unenforceable for any reason, however, he shall (i) forfeit the right to receive any payments for Consulting Services or COBRA, as set forth in Section 4 hereof, and forfeit the right to receive the Severance Payment, or any portion thereof, to the extent such Severance Payment or any such portion has not yet been paid; and (b) be obligated to repay to the Company for the full amount of the Severance Payment and the full amount of the payments for Consulting Services and COBRA already received by him.

17.           Governing Law and Amendment. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.  This Agreement may not be modified, altered or changed except upon the express written consent of both Belknap and the Company.

18.           Entire Agreement.  This Agreement sets forth the entire agreement between the parties concerning the terms of Belknap’s separation from the Company.  It is expressly agreed and understood that the Company does not have and will not have any obligation to provide Belknap at any time in the future with any payments, benefits or consideration other than those explicitly set forth herein. This Agreement fully supersedes any prior written or oral agreements or understandings between the parties regarding Belknap’s separation from the Company.  Belknap acknowledges that he has not relied on any representations, promises, or agreements of any kind made in connection with his decision to sign this Agreement, except for those set forth in writing in this Agreement.

19.           Counterparts:  This Agreement may be executed separately, in separate counterparts, by Belknap and the Company, and such execution shall be valid and binding, just as if Belknap and the Company each had signed the same original at the same time.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, intending to be bound by the provisions of the foregoing Separation Agreement, General Release and Covenant Not to Sue, the parties hereby enter into this Agreement by signing below:

JOHN C. BELKNAP

/s/ JOHN C. BELKNAP
JOHN C. BELKNAP, individually

STATE OF NEW YORK	:
	:	ss:
COUNTY OF WESTCHESTER		:

On this 4th day of June, 2010, before me personally appeared John C. Belknap, to me known to be the person described in the foregoing Separation Agreement, General Release and Covenant Not to Sue, who in my presence executed the same, acknowledging such execution to be his free act and deed.

/s/ JASON BARRESI
Notary Public

My Commission Expires: February 8, 2014

NATIONAL PATENT DEVELOPMENT CORPORATION

By:	/s/ HARVEY P. EISEN
	Name:	Harvey P. Eisen
	Title:	Chief Executive Officer